Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS FOURTH QUARTER 2018 FINANCIAL RESULTS
-- Robust deposit generation supports record loan balances and strong net interest margin --

MADISON, Wis., January 24, 2019 (GLOBE NEWSWIRE) -- First Business Financial Services, Inc. (the “Company” or “First Business”) (NASDAQ:FBIZ) reported fourth quarter 2018 net income of $4.1 million highlighted by solid balance sheet growth and reduced operating expenses, partially offset by an increase in recourse provision related to certain legacy Small Business Administration (“SBA”) loans previously identified as impaired.

Summary results for the quarter ended December 31, 2018 include:

•	Net income totaled $4.1 million, compared to $5.3 million in the linked quarter and $4.0 million in the fourth quarter of 2017.

•	Diluted earnings per common share measured $0.46, compared to $0.60 and $0.46 for the linked and prior year quarters, respectively.

•
Annualized return on average assets and annualized return on average equity measured 0.83% and 9.06%, respectively, compared to 1.11% and 12.06% for the linked quarter and 0.91% and 9.57% for the fourth quarter of 2017.

•	Net interest margin was 3.69%, compared to 3.75% in the linked quarter and 3.63% for the fourth quarter of 2017.

•	Net interest income was $17.1 million, increasing by $21,000 from the linked quarter and by $1.8 million from the fourth quarter of 2017.

•	Trust and investment services fee income totaled $1.9 million for both the current and linked quarter and $1.7 million in the fourth quarter of 2017.

•	Top line revenue, the sum of net interest income and non-interest income, totaled $21.8 million, compared to $22.0 million in the linked quarter and $18.9 million in the fourth quarter of 2017.

•	Provision for loan and lease losses was $983,000, compared to provision benefit of $546,000 for the linked quarter and provision expense of $473,000 for the fourth quarter of 2017.

•	SBA recourse provision was $1.8 million, compared to $314,000 in the linked quarter and $145,000 for the fourth quarter of 2017.

•	The Company’s efficiency ratio measured 66.95%, compared to 69.55% for the linked quarter and 63.23% for the fourth quarter of 2017.

•	Active in-market historic tax credit investing program contributed $752,000, or $0.09 per share, compared to $674,000, or $0.08 per share, in the fourth quarter of 2017.

•	Record period-end gross loans and leases receivable of $1.618 billion grew 4.8% annualized during the fourth quarter and 7.7% from December 31, 2017.

•	Non-performing assets were $27.8 million at December 31, 2018, compared to $32.1 million and $27.5 million at September 30, 2018 and December 31, 2017, respectively.

•
Record period-end in-market deposits of $1.179 billion, which consist of all transaction accounts, money market accounts and non-wholesale deposits, increased 38.1% annualized during the fourth quarter and 8.6% from December 31, 2017.

“Consistent with the first three quarters of 2018, commercial banking operations continued to show positive momentum, including our sixth consecutive quarter of loan growth, record in-market deposit growth, solid fee income, and stable net interest margin,” said Corey Chambas, President and Chief Executive Officer. “While this strong fundamental performance was somewhat offset by the remnants of our acquired legacy SBA portfolio, we are encouraged by the progress of the past year and remain confident the significant investment made across our footprint has built a foundation for sustainable growth in 2019 and beyond.”

Results of Operations
Net interest income was $17.1 million in the fourth quarter of 2018 and linked quarter, compared to $15.4 million in the fourth quarter of 2017. The increase compared to the prior year quarter was principally due to an increase in both average loans and leases outstanding and average loan and lease yields. Average gross loans and leases of $1.617 billion increased by $149.9 million, or 10.2%, compared to the fourth quarter of 2017. Both periods of comparison benefited from increases to short-term market rates, which management defines as the daily average effective federal funds rate for purposes of estimating interest-earning asset and interest-bearing liability betas. The benefit from the increase in short-term market rates during the fourth quarter of 2018, compared to the linked quarter, was offset by an increase in interest expense resulting from an increase in rates across various interest-bearing products combined with the successful deposit campaigns designed to appeal to prospective private wealth management clients in local markets.
The yield on average loans and leases improved to 5.70%, up from 5.56% and 5.03% in the linked and prior year quarters, respectively. The average loans and leases beta was 48% from the linked quarter and 67% from the prior year quarter. We present betas, which represent the change in the yield of our interest-earning asset or the rate paid on our interest-bearing liabilities over a particular period, compared to the changes in the daily effective federal funds rate over that period. The increase in yield from the linked quarter was primarily due to the increase in short-term market rates. Fees collected in lieu of interest were $1.4 million in both the fourth quarter of 2018 and linked quarter, compared to $1.1 million in the prior year quarter. Excluding fees collected in lieu of interest, the average loans and leases beta was 53% from the linked quarter and 62% from the prior year quarter. Similarly, the yield on average interest-earning assets improved to 5.29%, up from 5.17% and 4.61% in the linked and prior year quarter, respectively. The average interest-earning assets beta was 41% from the linked quarter and 68% from the prior year quarter. Also, excluding fees collected in lieu of interest, the average interest-earning assets beta was 47% from the linked quarter and 63% from the prior year quarter.
The Company’s cost of total average interest-bearing liabilities increased to 1.99% for the fourth quarter of 2018 from 1.75% and 1.22% in the linked and prior year quarters, respectively. The average interest-bearing liabilities beta was 83% from the linked quarter and 77% from the prior year quarter. Average interest-bearing deposit costs for the fourth quarter of 2018 increased to 1.77%, up from 1.47% and 0.96% in the linked and prior year quarter, respectively. The average interest-bearing deposit beta was 103% from the linked quarter and 81% from the prior year quarter. Management believes an increase in funding costs may put downward pressure on net interest margin as the Company looks to grow in-market deposits amid intense competition.
Net interest margin measured 3.69% for the fourth quarter of 2018, compared to 3.75% in the linked quarter and 3.63% in the fourth quarter of 2017. The decrease compared to the linked quarter was principally due to the rate paid on average interest-bearing liabilities increasing at a slightly greater rate than growth in the yield on average interest-earning assets. When comparing the fourth quarter of 2018 to the same period in 2017, the increase in the rate paid on average interest-bearing liabilities was offset by the increase in yield on average interest-earning assets and a $317,000 increase in fees collected in lieu of interest. Management expects the successful continuation of its strategies will allow the Company to maintain a net interest margin at or above its target of 3.50%.
The Company recorded a provision for loan and lease losses of $983,000 in the fourth quarter of 2018, compared to a provision benefit of $546,000 in the linked quarter and provision expense of $473,000 in the fourth quarter of 2017. The increase in provision for the fourth quarter of 2018 was principally due to $1.0 million in net charge-offs, related to the deterioration of collateral associated with certain existing impaired legacy SBA loans and one conventional loan. Net charge-offs were partially offset by a net reduction in specific reserves from improved collateral values of legacy SBA loan relationships previously identified as impaired. The size of the legacy on-balance-sheet portfolio, defined as SBA loans originated prior to 2017, continues to decline. As of December 31, 2018, total on-balance sheet legacy loans were $39.3 million, compared to $41.2 million and $51.7 million at September 30, 2018 and December 31, 2017, respectively. Total performing on-balance sheet legacy loans were $26.3 million at December 31, 2018, down from $29.3 million and $40.6 million at September 30, 2018 and December 31, 2017, respectively.
Non-interest income totaled $4.6 million, or 21.4% of total revenue, in the fourth quarter of 2018, compared to $4.9 million, or 22.2% of total revenue, in the linked quarter and $3.5 million, or 18.7% of total revenue, in the prior year quarter. Non-interest income decreased compared to the linked quarter primarily due to a reduction in SBA gains, partially offset by fee income related to the Company’s commercial loan swap transactions. Non-interest income increased compared to the prior year quarter principally due to trust and investment services fee income growth and an increase in commercial loan swap fee income. In addition, fourth quarter 2017 non-interest income was reduced from the strategic sale of certain securities at a net loss of $409,000.
Trust and investment services fee income, which remained the Company’s largest source of non-interest income, totaled $1.9 million in both the current and linked quarters, compared to $1.7 million in the prior year quarter. Cash additions from existing relationships and successful business development efforts added $93.5 million new trust assets under management and administration during the fourth quarter of 2018, offset by market volatility in the period. Trust assets under management and administration were $1.630 billion at December 31, 2018, compared to $1.721 billion at September 30, 2018 and $1.536 billion at December 31, 2017.
Gains on sale of SBA loans totaled $267,000 in the fourth quarter of 2018, compared to $641,000 in the linked quarter and $90,000 in the fourth quarter of 2017. Gross SBA loan commitments closed for the full year 2018 totaled $26.1 million, compared to $11.6 million for the full year 2017. As of December 31, 2018, gross SBA loan commitments closed, but not ready for sale, totaled $8.4 million.
Swap fee income totaled $662,000 in the fourth quarter of 2018, compared to $306,000 in the linked quarter and $42,000 in the fourth quarter of 2017. While interest rate swaps continue to be a valuable product for the Bank’s commercial borrowers, management expects client demand to moderate if and as the pace of Fed Funds Target Rate hikes slows.
Non-interest expense was $18.2 million for the fourth quarter of 2018, compared to $15.7 million for the linked quarter and $14.9 million in the fourth quarter of 2017. Operating expense, as defined in the Efficiency Ratio table included in the Non-GAAP Reconciliations at the end of this release, totaled $14.6 million in the fourth quarter of 2018, $15.3 million in the linked quarter, and $12.2 million in the fourth quarter of 2017.
Fourth quarter 2018 compensation expense was $9.4 million, a decrease of $387,000 compared to the linked quarter and an increase of $2.5 million compared to the prior year quarter. The decrease in compensation expense from the linked quarter reflects a decrease in the Company’s performance-based incentive compensation accrual based on actual full year 2018 results. The addition of several new producers across multiple business lines, including commercial lending, SBA lending, wealth management, and equipment finance contributed to the increase in compensation expense from the prior year quarter. Full-time equivalent employees were 274 at December 31, 2018, compared to 275 at September 30, 2018 and 251 at December 31, 2017. Management expects to continue strategically investing in talent to drive long-term organic revenue growth.
Non-interest expense includes SBA recourse provision for estimated losses in the outstanding guaranteed portion of SBA loans sold. SBA recourse provision totaled $1.8 million in the fourth quarter of 2018, $314,000 in the linked quarter and $145,000 in the prior year quarter. The increase during the fourth quarter of 2018 was primarily related to $1.6 million in net charge-offs resulting from the repurchase of the sold portion of two legacy SBA loans previously identified as impaired. The total recourse reserve balance was $3.0 million, or 3.6% of total sold SBA loans outstanding at December 31, 2018. The balance of sold legacy SBA loans, which is defined as SBA loans originated prior to 2017, continues to decline. Total sold legacy SBA loans at December 31, 2018 were $62.0 million, compared to $72.1 million and $93.6 million at September 30, 2018 and December 31, 2017, respectively. Total performing sold legacy SBA loans were $49.0 million at December 31, 2018, down from $54.6 million and $84.8 million at September 30, 2018 and December 31, 2017, respectively. Changes to SBA recourse reserves may be a source of non-interest expense volatility in future quarters, though the magnitude of this volatility should diminish over time.
The Company’s fourth quarter 2018 efficiency ratio was 66.95%, compared to 69.55% for the linked quarter and 63.23% for the fourth quarter of 2017. Over time, the Company intends to achieve its target efficiency ratio range of 58-62% through proactive expense management and revenue growth efforts. These include our newly consolidated board membership, as well as efforts to increase SBA lending production and to increase commercial banking market share, particularly in our less mature markets, by continuing to prudently invest in production talent.
During the fourth quarter of 2018, the Company recognized $1.4 million in nonrecurring expense due to partial impairment of in-market federal historic tax credit investments, which corresponded with the recognition of $2.3 million in tax credits during the quarter. The full year 2018 effective tax rate, excluding the discrete items, was 19.0%. For 2019, the Company expects to report an effective tax rate of 20%-22%, excluding discrete items.
“In-market historic tax credit opportunities are not only part of our proactive tax expense management efforts, but allow us to deepen and strengthen commercial and community relationships through our support of high-profile redevelopment projects,” said Chambas. “Consistent with the past three years, we intend to actively pursue in-market historic tax credit opportunities that meet our underwriting criteria, allowing us to partner with high-quality commercial real estate developers on projects designed to make a positive impact on the communities we serve.”

Balance Sheet
Period-end gross loans and leases receivable totaled a record $1.618 billion at December 31, 2018, increasing $19.0 million, or 4.8% annualized, from September 30, 2018 and increasing $116.1 million, or 7.7%, from December 31, 2017.

“Commercial banking growth in 2018 reflects a combination of healthy in-market demand and our investments in talent,” said Chambas. “The majority of our fourth quarter growth came in the form of commercial real estate as construction advanced on many of the great local projects we are proud to finance. In addition, we are very pleased with our team’s success in growing the C&I portfolio, including the initial success of our nascent small-ticket vendor equipment finance program. The platform formally launched in the fourth quarter and originated nearly $10 million in new C&I business.”
Period-end in-market deposits, which consist of all transaction accounts, money market accounts, and non-wholesale deposits, increased to $1.179 billion, or 68.2% of total bank funding at December 31, 2018, compared to $1.077 billion, or 64.6%, at September 30, 2018 and $1.086 billion, or 68.9%, at December 31, 2017. Period-end wholesale funding was $550.4 million at December 31, 2018, including FHLB advances of $274.5 million, brokered certificates of deposit of $274.5 million, and deposits gathered through internet deposit listing services of $1.3 million, compared to period-end wholesale funding of $491.5 million at December 31, 2017.
The successful introduction of certificate of deposit campaigns and indexed money market accounts complemented the Company’s traditional strength in commercial banking and wealth management, contributing to its in-market deposit growth during the fourth quarter of 2018. “Strong in-market deposit growth during the fourth quarter highlighted the strength of our relationship-based approach,” commented Chambas. “We will continue to pursue growth of in-market deposits through both additional commercial banking relationships as well as a new focus on executive and high net worth private wealth management relationships.”
Consistent with the Company’s longstanding funding strategy to manage risk and use the most efficient and cost-effective source of wholesale funds, management intends to maintain a ratio of in-market deposits to total bank funding sources in line with the Company’s target range of 60%-70%.
Asset Quality
Non-performing assets declined to 1.42% of total assets at December 31, 2018, compared to 1.69% and 1.53% at the end of the linked quarter and fourth quarter of 2017, respectively. Total non-performing assets were $27.8 million at December 31, 2018, $32.1 million at September 30, 2018 and $27.5 million at December 31, 2017. The decrease from the linked quarter primarily reflects the partial payoff of the previously disclosed $9.1 million fully-collateralized asset-based loan identified as impaired during the second quarter of 2018, which reduced non-performing assets by $5.8 million. We believe we will successfully liquidate the remaining collateral and receive all outstanding contractual principal and interest in the first half of 2019. Non-performing assets also decreased due to $1.0 million of current quarter charge-offs principally related to legacy SBA loans previously identified as impaired. These decreases were partially offset by the repurchase of the sold portion of certain legacy SBA loan relationships, which increased non-performing assets by approximately $4.4 million.
Capital Strength
The Company’s capital ratios continued to exceed the highest required regulatory benchmark levels. As of December 31, 2018, total capital to risk-weighted assets was 11.85%, tier 1 capital to risk-weighted assets was 9.41%, tier 1 leverage capital to adjusted average assets was 9.33%, and common equity tier 1 capital to risk-weighted assets was 8.89%. In addition, as of December 31, 2018, tangible common equity to tangible assets was 8.63%.
Share Repurchases
From December 17, 2018 through January 23, 2019, the Company purchased 36,262 shares of its common stock at a weighted average price of $20.32 per share, for a total value of $737,000. Under the previously disclosed stock repurchase program approved by its Board of Directors, the company has $4.3 million of buyback authority remaining as of January 23, 2019.
Quarterly Dividend
As previously announced, during the fourth quarter of 2018, the Company’s Board of Directors declared a regular quarterly dividend of $0.14 per share. The dividend was paid on November 15, 2018 to stockholders of record at the close of business on November 5, 2018. Measured against fourth quarter 2018 diluted earnings per share of $0.46, the dividend represents a 30.4% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (NASDAQ:FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility, and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•	Competitive pressures among depository and other financial institutions nationally and in our markets.

•	Adverse changes in the economy or business conditions, either nationally or in our markets.

•	Increases in defaults by borrowers and other delinquencies.

•	Our ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems.

•	Fluctuations in interest rates and market prices.

•	The consequences of continued bank acquisitions and mergers in our markets, resulting in fewer but much larger and financially stronger competitors.

•	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

•	Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.

•	Fraud, including client and system failure or breaches of our network security, including our internet banking activities.

•	Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2017 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$86,546	$40,293	$45,803	$61,322	$52,539
Securities available-for-sale, at fair value	138,358	134,995	135,470	127,961	126,005
Securities held-to-maturity, at amortized cost	37,731	39,950	40,946	41,885	37,778
Loans held for sale	5,287	4,712	4,976	3,429	2,194
Loans and leases receivable	1,617,655	1,598,607	1,594,953	1,563,490	1,501,595
Allowance for loan and lease losses	(20,425)	(20,455)	(20,932)	(18,638)	(18,763)
Loans and leases receivable, net	1,597,230	1,578,152	1,574,021	1,544,852	1,482,832
Premises and equipment, net	3,284	3,247	3,358	3,247	3,156
Foreclosed properties	2,547	1,454	1,484	1,484	1,069
Bank-owned life insurance	41,538	41,212	40,912	40,614	40,323
Federal Home Loan Bank stock, at cost	7,240	6,890	9,295	8,650	5,670
Goodwill and other intangible assets	12,045	12,132	12,380	12,579	12,652
Accrued interest receivable and other assets	34,651	31,293	31,142	32,194	29,848
Total assets	$1,966,457	$1,894,330	$1,899,787	$1,878,217	$1,794,066
Liabilities and Stockholders’ Equity
In-market deposits	$1,179,448	$1,076,851	$1,056,294	$1,078,605	$1,086,346
Wholesale deposits	275,851	332,052	281,431	292,553	307,985
Total deposits	1,455,299	1,408,903	1,337,725	1,371,158	1,394,331
Federal Home Loan Bank advances and other borrowings	298,944	281,430	365,416	308,912	207,898
Junior subordinated notes	10,033	10,029	10,026	10,022	10,019
Accrued interest payable and other liabilities	21,474	16,426	12,948	16,645	12,540
Total liabilities	1,785,750	1,716,788	1,726,115	1,706,737	1,624,788
Total stockholders’ equity	180,707	177,542	173,672	171,480	169,278
Total liabilities and stockholders’ equity	$1,966,457	$1,894,330	$1,899,787	$1,878,217	$1,794,066

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Year Ended
(Dollars in thousands, except per share amounts)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Total interest income	$24,522	$23,563	$22,468	$20,722	$19,504	$91,275	$75,811
Total interest expense	7,407	6,469	5,537	4,520	4,146	23,933	15,202
Net interest income	17,115	17,094	16,931	16,202	15,358	67,342	60,609
Provision for loan and lease losses	983	(546)	2,579	2,476	473	5,492	6,172
Net interest income after provision for loan and lease losses	16,132	17,640	14,352	13,726	14,885	61,850	54,437
Trust and investment service fees	1,919	1,941	1,987	1,898	1,739	7,744	6,670
Gain on sale of SBA loans	267	641	274	269	90	1,451	1,591
Service charges on deposits	770	788	720	784	727	3,062	3,013
Loan fees	408	459	389	527	463	1,783	1,988
Net loss on sale of securities	(4)	—	—	—	(409)	(4)	(403)
Swap fees	662	306	70	633	42	1,670	909
Other non-interest income	626	736	542	556	873	2,461	2,897
Total non-interest income	4,648	4,871	3,982	4,667	3,525	18,167	16,665
Compensation	9,432	9,819	9,116	9,071	6,953	37,439	31,663
Occupancy	560	560	544	529	567	2,192	2,088
Professional fees	879	1,027	928	1,035	1,017	3,869	4,063
Data processing	614	512	626	611	891	2,362	2,701
Marketing	617	593	591	333	563	2,135	2,109
Equipment	345	403	343	343	342	1,434	1,211
Computer software	780	814	679	742	686	3,015	2,723
FDIC insurance	353	457	369	299	307	1,478	1,388
Collateral liquidation costs	193	230	222	1	273	646	829
Net loss (gain) on foreclosed properties	337	30	—	—	(143)	367	(143)
Impairment of tax credit investments	1,529	113	329	113	2,447	2,083	2,784
SBA recourse provision (benefit)	1,795	314	99	(295)	145	1,913	2,240
Other non-interest expense	810	874	621	1,125	811	3,430	3,215
Total non-interest expense	18,244	15,746	14,467	13,907	14,859	62,363	56,871
Income before income tax (benefit) expense	2,536	6,765	3,867	4,486	3,551	17,654	14,231
Income tax (benefit) expense	(1,528)	1,464	578	837	(486)	1,351	2,326
Net income	$4,064	$5,301	$3,289	$3,649	$4,037	$16,303	$11,905

Per common share:
Basic earnings	$0.46	$0.60	$0.38	$0.42	$0.46	$1.86	$1.36
Diluted earnings	0.46	0.60	0.38	0.42	0.46	1.86	1.36
Dividends declared	0.14	0.14	0.14	0.14	0.13	0.56	0.52
Book value	20.57	20.19	19.83	19.57	19.32	20.57	19.32
Tangible book value	19.20	18.81	18.41	18.13	17.87	19.20	17.87
Weighted-average common shares outstanding(1)	8,662,025	8,650,057	8,631,189	8,633,278	8,631,554	8,640,198	8,612,770
Weighted-average diluted common shares outstanding(1)	8,662,025	8,650,057	8,631,189	8,633,278	8,631,554	8,640,198	8,612,770

(1)	Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,093,472	$14,259	5.22%	$1,085,315	$13,755	5.07%	$973,929	$11,591	4.76%
Commercial and industrial loans(1)	461,041	8,129	7.05%	455,242	7,865	6.91%	437,804	6,303	5.76%
Direct financing leases(1)	32,721	339	4.14%	31,197	313	4.01%	28,476	299	4.20%
Consumer and other loans(1)	29,963	330	4.41%	29,798	333	4.47%	27,110	274	4.04%
Total loans and leases receivable(1)	1,617,197	23,057	5.70%	1,601,552	22,266	5.56%	1,467,319	18,467	5.03%
Mortgage-related securities(2)	143,109	891	2.49%	140,227	833	2.38%	132,067	621	1.88%
Other investment securities(3)	30,851	156	2.02%	34,140	169	1.98%	35,956	202	2.25%
FHLB stock	7,049	87	4.94%	7,722	89	4.61%	5,572	30	2.15%
Short-term investments	54,625	331	2.42%	40,201	206	2.05%	51,303	184	1.43%
Total interest-earning assets	1,852,831	24,522	5.29%	1,823,842	23,563	5.17%	1,692,217	19,504	4.61%
Non-interest-earning assets	95,523			91,359			91,361
Total assets	$1,948,354			$1,915,201			$1,783,578
Interest-bearing liabilities
Transaction accounts	$245,910	850	1.38%	$263,928	785	1.19%	$241,421	450	0.75%
Money market	504,698	2,044	1.62%	472,866	1,413	1.20%	529,195	727	0.55%
Certificates of deposit	134,356	738	2.20%	88,903	384	1.73%	58,977	154	1.04%
Wholesale deposits	302,968	1,631	2.15%	327,146	1,650	2.02%	325,000	1,435	1.77%
Total interest-bearing deposits	1,187,932	5,263	1.77%	1,152,843	4,232	1.47%	1,154,593	2,766	0.96%
FHLB advances	264,043	1,454	2.20%	292,465	1,546	2.11%	168,451	689	1.64%
Other borrowings	24,435	410	6.71%	24,420	411	6.73%	24,389	411	6.74%
Junior subordinated notes	10,031	280	11.17%	10,027	280	11.17%	10,016	280	11.18%
Total interest-bearing liabilities	1,486,441	7,407	1.99%	1,479,755	6,469	1.75%	1,357,449	4,146	1.22%
Non-interest-bearing demand deposit accounts	257,320			239,594			238,846
Other non-interest-bearing liabilities	25,101			19,989			18,632
Total liabilities	1,768,862			1,739,338			1,614,927
Stockholders’ equity	179,492			175,863			168,651
Total liabilities and stockholders’ equity	$1,948,354			$1,915,201			$1,783,578
Net interest income		$17,115			$17,094			$15,358
Interest rate spread			3.30%			3.42%			3.39%
Net interest-earning assets	$366,390			$344,087			$334,768
Net interest margin			3.69%			3.75%			3.63%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Year Ended
(Dollars in thousands)	December 31, 2018			December 31, 2017
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,074,873	$53,620	4.99%	$961,572	$43,452	4.52%
Commercial and industrial loans(1)	447,687	30,043	6.71%	447,937	26,165	5.84%
Direct financing leases(1)	31,276	1,268	4.05%	28,988	1,231	4.25%
Consumer and other loans(1)	29,761	1,297	4.36%	27,612	1,112	4.03%
Total loans and leases receivable(1)	1,583,597	86,228	5.45%	1,466,109	71,960	4.91%
Mortgage-related securities(2)	137,145	3,185	2.32%	138,528	2,466	1.78%
Other investment securities(3)	33,929	657	1.94%	37,085	682	1.84%
FHLB and FRB stock	7,472	290	3.88%	4,231	103	2.43%
Short-term investments	49,365	915	1.85%	49,113	600	1.22%
Total interest-earning assets	1,811,508	91,275	5.04%	1,695,066	75,811	4.47%
Non-interest-earning assets	92,631			84,829
Total assets	$1,904,139			$1,779,895
Interest-bearing liabilities
Transaction accounts	$269,943	2,671	0.99%	$226,540	1,335	0.59%
Money market	491,756	5,375	1.09%	583,241	2,746	0.47%
Certificates of deposit	94,172	1,599	1.70%	56,667	569	1.00%
Wholesale deposits	302,440	5,888	1.95%	361,712	6,155	1.70%
Total interest-bearing deposits	1,158,311	15,533	1.34%	1,228,160	10,805	0.88%
FHLB advances	274,382	5,640	2.06%	105,276	1,472	1.40%
Other borrowings	24,537	1,648	6.72%	24,796	1,813	7.31%
Junior subordinated notes	10,025	1,112	11.09%	10,011	1,112	11.11%
Total interest-bearing liabilities	1,467,255	23,933	1.63%	1,368,243	15,202	1.11%
Non-interest-bearing demand deposit accounts	241,529			230,907
Other non-interest-bearing liabilities	22,076			14,375
Total liabilities	1,730,860			1,613,525
Stockholders’ equity	173,279			166,370
Total liabilities and stockholders’ equity	$1,904,139			$1,779,895
Net interest income		$67,342			$60,609
Interest rate spread			3.41%			3.36%
Net interest-earning assets	$344,253			$326,823
Net interest margin			3.72%			3.58%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

PERFORMANCE RATIOS

	For the Three Months Ended					For the Year Ended
(Unaudited)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Return on average assets (annualized)	0.83%	1.11%	0.70%	0.78%	0.91%	0.86%	0.67%
Return on average equity (annualized)	9.06%	12.06%	7.59%	8.88%	9.57%	9.41%	7.16%
Efficiency ratio	66.95%	69.55%	67.07%	67.45%	63.23%	67.77%	66.48%
Interest rate spread	3.30%	3.42%	3.49%	3.42%	3.39%	3.41%	3.36%
Net interest margin	3.69%	3.75%	3.77%	3.65%	3.63%	3.72%	3.58%
Average interest-earning assets to average interest-bearing liabilities	124.65%	123.25%	123.25%	122.66%	124.66%	123.46%	123.89%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Non-accrual loans and leases	$25,301	$30,613	$31,091	$20,030	$26,389
Foreclosed properties	2,547	1,454	1,484	1,484	1,069
Total non-performing assets	27,848	32,067	32,575	21,514	27,458
Performing troubled debt restructurings	180	187	249	261	332
Total impaired assets	$28,028	$32,254	$32,824	$21,775	$27,790

Non-accrual loans and leases as a percent of total gross loans and leases	1.56%	1.91%	1.95%	1.28%	1.76%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.72%	2.00%	2.04%	1.37%	1.83%
Non-performing assets as a percent of total assets	1.42%	1.69%	1.71%	1.15%	1.53%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.26%	1.28%	1.31%	1.19%	1.25%
Allowance for loan and lease losses as a percent of non-accrual loans and leases	80.73%	66.82%	67.32%	93.05%	71.10%

Criticized assets:
Substandard	$32,968	$38,752	$42,477	$30,622	$32,687
Doubtful	—	—	—	—	4,692
Foreclosed properties	2,547	1,454	1,484	1,484	1,069
Total criticized assets	$35,515	$40,206	$43,961	$32,106	$38,448
Criticized assets to total assets	1.81%	2.12%	2.31%	1.71%	2.14%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Charge-offs	$1,197	$1,914	$306	$2,685	$1,643	$6,101	$8,840
Recoveries	(184)	(1,983)	(21)	(84)	(11)	(2,271)	(519)
Net charge-offs (recoveries)	$1,013	$(69)	$285	$2,601	$1,632	$3,830	$8,321
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.25%	(0.02)%	0.07%	0.67%	0.44%	0.24%	0.57%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Total capital to risk-weighted assets	11.85%	12.05%	11.87%	11.78%	11.98%
Tier I capital to risk-weighted assets	9.41%	9.54%	9.34%	9.33%	9.45%
Common equity tier I capital to risk-weighted assets	8.89%	9.00%	8.80%	8.79%	8.89%
Tier I capital to adjusted assets	9.33%	9.34%	9.25%	9.26%	9.54%
Tangible common equity to tangible assets	8.63%	8.79%	8.55%	8.52%	8.79%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Commercial real estate:
Commercial real estate - owner occupied	$203,476	$203,733	$196,032	$197,268	$200,387
Commercial real estate - non-owner occupied	484,427	487,842	485,962	484,151	470,236
Land development	42,666	45,009	45,033	46,379	40,154
Construction	161,562	132,271	188,036	156,020	125,157
Multi-family	167,868	174,664	137,388	136,098	136,978
1-4 family	34,340	35,729	35,569	41,866	44,976
Total commercial real estate	1,094,339	1,079,248	1,088,020	1,061,782	1,017,888
Commercial and industrial	462,321	457,932	447,540	443,005	429,002
Direct financing leases, net	33,170	31,090	32,001	31,387	30,787
Consumer and other:
Home equity and second mortgages	8,438	8,388	7,962	8,270	7,262
Other	20,789	23,451	21,075	20,717	18,099
Total consumer and other	29,227	31,839	29,037	28,987	25,361
Total gross loans and leases receivable	1,619,057	1,600,109	1,596,598	1,565,161	1,503,038
Less:
Allowance for loan and lease losses	20,425	20,455	20,932	18,638	18,763
Deferred loan fees	1,402	1,502	1,645	1,671	1,443
Loans and leases receivable, net	$1,597,230	$1,578,152	$1,574,021	$1,544,852	$1,482,832

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Non-interest-bearing transaction accounts	$280,769	$233,915	$255,521	$240,422	$277,445
Interest-bearing transaction accounts	229,612	256,303	272,057	262,766	217,625
Money market accounts	516,045	475,322	450,654	498,310	515,077
Certificates of deposit	153,022	111,311	78,062	77,107	76,199
Wholesale deposits	275,851	332,052	281,431	292,553	307,985
Total deposits	$1,455,299	$1,408,903	$1,337,725	$1,371,158	$1,394,331
TRUST ASSETS COMPOSITION

(Unaudited)	As of
(in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Trust assets under management	$1,452,911	$1,534,395	$1,465,101	$1,393,654	$1,350,025
Trust assets under administration	177,416	186,530	180,320	185,463	186,383
Total trust assets	$1,630,327	$1,720,925	$1,645,421	$1,579,117	$1,536,408

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Common stockholders’ equity	$180,707	$177,542	$173,672	$171,480	$169,278
Goodwill and other intangible assets	(12,045)	(12,132)	(12,380)	(12,579)	(12,652)
Tangible common equity	$168,662	$165,410	$161,292	$158,901	$156,626
Common shares outstanding	8,785,480	8,793,941	8,760,103	8,764,420	8,763,539
Book value per share	$20.57	$20.19	$19.83	$19.57	$19.32
Tangible book value per share	19.20	18.81	18.41	18.13	17.87

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
“Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Common stockholders’ equity	$180,707	$177,542	$173,672	$171,480	$169,278
Goodwill and other intangible assets	(12,045)	(12,132)	(12,380)	(12,579)	(12,652)
Tangible common equity	$168,662	$165,410	$161,292	$158,901	$156,626
Total assets	$1,966,457	$1,894,330	$1,899,787	$1,878,217	$1,794,066
Goodwill and other intangible assets	(12,045)	(12,132)	(12,380)	(12,579)	(12,652)
Tangible assets	$1,954,412	$1,882,198	$1,887,407	$1,865,638	$1,781,414
Tangible common equity to tangible assets	8.63%	8.79%	8.55%	8.52%	8.79%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on foreclosed properties, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Total non-interest expense	$18,244	$15,746	$14,467	$13,907	$14,859	$62,363	$56,871
Less:
Net loss (gain) on foreclosed properties	337	30	—	—	(143)	367	(143)
Amortization of other intangible assets	11	12	12	12	13	47	54
SBA recourse provision (benefit)	1,795	314	99	(295)	145	1,913	2,240
Impairment of tax credit investments	1,529	113	329	113	2,447	2,083	2,784
Deconversion fees	—	—	—	—	199	—	300
Total operating expense	$14,572	$15,277	$14,027	$14,077	$12,198	$57,953	$51,636
Net interest income	$17,115	$17,094	$16,931	$16,202	$15,358	$67,342	$60,609
Total non-interest income	4,648	4,871	3,982	4,667	3,525	18,167	16,665
Less:
Net loss on sale of securities	(4)	—	—	—	(409)	(4)	(403)
Total operating revenue	$21,767	$21,965	$20,913	$20,869	$19,292	$85,513	$77,677
Efficiency ratio	66.95%	69.55%	67.07%	67.45%	63.23%	67.77%	66.48%